SERVICE AGREEMENT

                                     BETWEEN

                      ALLEGHENY ENERGY SERVICE CORPORATION

                                       AND

                            WEST PENN FUNDING [II] LLC


          THIS SERVICE AGREEMENT, dated as of ---------, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and [West Penn Funding, LLC, a limited liability company formed under the laws of the State of Delaware] (the "Company").


                                   WITNESSETH:
                                   ----------

          WHEREAS, the Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and

          WHEREAS, the Service Company offers to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures; and

          WHEREAS, the Company wishes to accept the offer proposed by the Service Company as of the date set forth above;

          NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be reasonably bound, hereby agree as follows:

          1. The Service Company hereby offers to furnish to the Company the services detailed on Exhibit I attached hereto and made a part hereof.

          2. For all services rendered for the Company by the Service Company, the Company agrees to pay the cost thereof. For services rendered to one or more Subsidiaries and/or the System and/or the Company, the allocation will be based on the average of the prior three years' direct costs charged by the Service Company to each Subsidiary and the Company. Until a three-year history for the Company is developed, the Company's costs will be deemed to be the same as the average of the System's prior three years' direct costs, thereby reducing each Subsidiary's share proportionately. Once a three year history of the Company is available, AESC will calculate an allocation percentage for the Company. If the


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difference between that allocation percentage and the one used for any of the
Company's first three years is material, then AESC will recalculate all allocation percentages for those years in which the difference was material and the Company, the Subsidiaries or the System will each either pay an additional amount or receive a full refund of a particular amount for that year.

          3. The payment for services rendered by the Service Company to the System, the Subsidiaries and the Company shall cover all the costs and expenses of its doing business, excluding only a return for the use of equity capital, and each Subsidiary, the System and the Company shall pay its direct or fair proportionate share.

          4. Payment shall be made by the Company to the Service Company on a monthly basis on or before the 20th day of the succeeding month, upon receipt of a statement showing the amount due. Certain charges billed by the Service Company to the Company may not be due immediately and will be so indicated on the statement of billing. Monthly charges may be made on an estimated basis, but adjustments will be made at the end of each calendar year so that all charges for the calendar year will be in accordance with the foregoing.

          5. Nothing herein shall be construed to release the officers and directors of the Company from the performance of their respective duties or limit the exercise of their powers as prescribed by law or otherwise.

          6. This Service Agreement shall continue in full force and effect from year to year but may be terminated by either party upon 60 days' prior notice, and the Company may terminate such contract at any time with or without notice for any cause deemed by it to be sufficient.

          7. The Service Agreement will be subject to termination or modification at any time to the extent its performance may conflict with the provisions of the Public Utility Holding Company Act of 1935, as amended, or with any rule, regulation or order of the Securities and Exchange Commission adopted before or after the making of this Service Agreement and shall be subject to the approval of any state commission or other regulatory body whose approval is a legal prerequisite to its execution and delivery or performance.

          If the Company desires to accept this offer, please cause it to be executed in the space provided below by your duly authorized officers.

                                           Very truly yours,

                                           ALLEGHENY ENERGY SERVICE CORPORATION



                                           By
                                              ---------------------------------



         Attest:


         -----------------------------------
                     Secretary


Pursuant to authorization of the Board of Directors of this Company, we hereby accept the above offer to be effective as of the date set forth above.



                                           [WEST PENN FUNDING, LLC]

                                           By
                                              ---------------------------------


Attest:


-----------------------------------
Secretary

                                    Exhibit I


            Allegheny Energy Service Corporation Principal Functions
            --------------------------------------------------------


          In accordance with the terms and conditions of the Service Agreement dated as of ---------, the Service Company shall perform for the Company the following services:

          1. Provide technical support as needed to evaluate, implement, and develop opportunities related to the System's electric business (including, but not limited to, any engineering, construction, management and/or operating activities associated with the development of bulk power supply opportunities).

          2. Planning and implementation of financial programs to raise the funds required for the Company, including handling arrangements for bank borrowings and sales of securities and relationships with investors and analysts.

          3. Counsel on corporate, legal and regulatory matters and on contractual relationships.

          4. Provide general and administrative services including, but not limited to, the following:

                    a)        Purchasing.

                    b)        Customer billing and accounting.

                    c) Information services, including computer applications and programming and electronic data processing.

                    d) Preparation of consolidated financial statements and cost, statistical, and financial data, as required.

                    e) Assistance with respect to certain personnel matters, including, but not limited to, employee benefit matters.

                    f) Preparation and filing of tax returns and following developments in federal, state, and local taxation regulations.

                    g)        Administration of insurance.

                    h)        Internal auditing.

                    i)        Corporate security.

          5. To the extent that the Company does not maintain its own separate payroll, services will be provided by Service Company employees as needed by the Company. These services shall include but shall not be limited to any line work, meter reading, customer service functions (including a customer call center), planning, construction, operations, and maintenance of facilities.

          6. Certain other services in addition to the above as the Service Company may be able to provide and/or the Company may require or request.